Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of OceanPal Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: August 8, 2025

Arena Investors, LP

Arena Investors GP, LLC

Arena Special Opportunities (Offshore) Master, LP

Arena Special Opportunities Fund (Offshore) II GP, LP

Arena Special Opportunities Fund (Offshore) GP, LLC

Arena Special Opportunities Parallel Investor Vehicle III US, LP

Arena Special Opportunities Parallel Investor Vehicle III GP, LLC

By: /s/ Tsering Lama

Name: Tsering Lama

Title: Authorized Signatory